Exhibit 14.02
Code of Ethics
Adopted by
U.S. Global Investors, Inc.
U.S. Global Brokerage, Inc.
Effective June 28, 1989
As Amended November 13, 1989
As Amended May 17, 1993
As Amended February 14, 1994
As Amended December 5, 1994
As Amended March 1, 1996
As Amended May 24, 1996
As Amended June 2, 1997
As Amended October 29, 1997
As Amended December 12, 1997
As Amended December 3, 1999
As Amended December 9, 2004
As Amended March 23, 2005
As Amended March 1, 2008
As Amended May 13, 2008
As Amended June 3, 2008

1.	INTRODUCTION AND OVERVIEW

For the definition of bolded terms used throughout this Code of Ethics, see Appendix A.
1.1.	Statement of General Principles
The mission of U.S. Global Investors, Inc. (“USGI”) is to maximize the growth, protection, and service of our clients’ wealth with the highest ethical standards. This Code of Ethics (the “Code”) is intended to help ensure that our professional and personal conduct preserves our reputation for high standards of ethics and integrity.

The purposes of this Code are to:
(a)	prohibit fraudulent, deceptive, or manipulative acts in connection with your Personal Securities Transactions in:
a.	Reportable U.S. Global Funds,

b.	USGI Stock, and

c.	Covered Securities held or to be acquired by the U.S. Global Funds or other clients of USGI (“Other USGI-Managed Accounts”), and
(b)	avoid conflicts of interest so that the best interests of investors in the U.S. Global Funds and Other USGI-Managed Accounts will be served.
You must agree:
(a)	to place the interests of U.S. Global Fund shareholders and Other USGI-Managed Accounts above your own personal interests;

(b)	to refrain, in the conduct of all of your personal affairs, from taking any inappropriate advantage of your roles and responsibilities with USGI, U.S. Global Brokerage, Inc. (“USGB”), the U.S. Global Funds, and the Other USGI-Managed Accounts;

(c)	to comply with the Federal Securities Laws; and

(d)	to conduct all Personal Securities Transactions so as to fully comply with the provisions of this Code in order to avoid any actual or even apparent conflict or claim of a conflict of interest or abuse of your roles and responsibilities with USGI, USGB, the U.S. Global Funds, and Other USGI-Managed Accounts.
This Code is just one element of our program to avoid conflicts of interest and ensure that the duties we owe to our clients remain our foremost priority. In addition to this Code, you may be subject to other USGI policies such as, among others, USGI’s Protection of Material, Nonpublic Information Policy, USGI’s Code of Business Conduct, and the U.S. Global Funds’ Policies and Procedures on Disclosure of Portfolio Holdings.

1.2.	Adoption of the Code of Ethics
This Code has been adopted for USGI and USGB in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended. Each rule requires, at a minimum, that USGI and USGB adopt a code of ethics that sets forth standards of conduct, requires compliance with the Federal Securities Laws, and addresses personal trading by certain personnel.
2.	COVERED PERSONS

Persons covered by this Code are called Covered Persons, and include any officer, director (other than a Partially Covered Independent Director), or employee of USGI or USGB, and any other person designated by the Chief Compliance Officer.
Certain Covered Persons are also categorized as Covered Independent Directors or as Investment Personnel, which includes, among others, any Portfolio Manager, investment analyst, trader, or any USGI officer, director, employee, or consultant who, in connection with his or her regular functions or duties, makes or participates in making recommendations on behalf of USGI regarding the purchase or sale of specific securities by the U.S. Global Funds or Other USGI-Managed Accounts, and any other person designated by the Chief Compliance Officer.
Independent directors of USGI who are not involved in the day-to-day operations of USGI or the portfolio management of USGI’s client portfolios generally are not considered Covered Persons under the Code of Ethics and, therefore, are required only to provide the quarterly certification in Appendix B and to comply with the provisions of this Code of Ethics dealing with personal transactions in USGI Stock. These directors are called Partially Covered Independent Directors. If an independent director of USGI cannot make the certifications set forth in Appendix B, then such independent director will be deemed a Covered Independent Director and is subject to all the provisions of this Code that apply to Covered Persons, unless otherwise specifically indicated herein.
Be aware that some provisions of this Code apply indirectly to other persons, such as relatives, significant others, or advisers, if they own or manage securities in which a Covered Person has a Beneficial Ownership interest. For example, if you are a Covered Person, the Code’s investment restrictions and reporting requirements apply both to you, and to securities or accounts owned by a relative who lives in your home or whom you support, or by a non-relative who shares significant financial arrangements with you, or managed by an adviser for you or a close relative.
For the purposes of this Code, USGI and any Independent Subadvisers shall be treated as separate unrelated entities and shall not be required to coordinate their efforts with respect to any pre-clearance requirements.
3.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

Covered Persons, other than Investment Personnel, may purchase or sell, in accordance with the provisions of this Code, Covered Securities, USGI Stock, and Reportable U.S. Global Funds.

Covered Persons, other than the Covered Independent Directors and USGI for its own account, are prohibited from having margin accounts, trading options, or purchasing or selling HOLDRS.

Investment Personnel are prohibited from purchasing Covered Securities, except Investment Personnel may purchase and sell USGI Stock, Reportable U.S. Global Funds, and Excepted Securities (e.g., open-end mutual funds, other than exchange-traded funds). In addition, Investment Personnel, in accordance with the provisions of this Code, may engage in Excepted Transactions (e.g., transactions over which you have no influence or control) and sell Covered Securities that you already hold or later acquire in an Excepted Transaction.

In the future, USGI and USGB may decide to lift the prohibition on the purchase of Covered Securities by Investment Personnel.

3.1.	Reportable U.S. Global Funds

All Covered Persons must always conduct their personal investing activities in Reportable U.S. Global Funds in which they have any direct or indirect Beneficial Ownership lawfully, properly, and responsibly, and are encouraged to adopt long-term investment strategies in Reportable U.S. Global Funds that are consistent with their financial resources and objectives.

Excessive Trading in Reportable U.S. Global Funds by Covered Persons is prohibited. Any Covered Person who is identified as having engaged in Excessive Trading in Reportable U.S. Global Funds will be sanctioned as set forth in Section 7.4, unless you can demonstrate to the Review Committee in writing that a bona fide and sufficient personal or family economic hardship exists warranting the gravity of an exception.

3.2.	Initial Public Offerings

No Covered Person, other than the Covered Independent Directors or USGI for its own accounts, shall effect or be permitted to effect the purchase of a security from the issuer, or any member of the underwriting syndicate or selling group, in and during the course of any Initial Public Offering by or on behalf of the issuer of such security. The Covered Independent Directors and USGI must pre-clear their transactions in Initial Public Offerings in accordance with Section 4.

3.3.	Limited Offering Transaction

No Covered Person may purchase a security in a Limited Offering transaction (e.g., private placements, private investment partnerships, and other private interests) without obtaining the advance written approval of the Chief Compliance Officer. In determining whether or not to grant approval of participation in a Limited Offering, the Chief Compliance Officer will consider, among any other pertinent factors:
(a)	whether the investment opportunity is available to, and should be reserved solely for, the U.S. Global Funds or Other USGI-Managed Accounts; and

(b)	whether the opportunity is or seems to have been made available to the Covered Person due to or by virtue of the position which he or she holds with USGI or USGB.
In adopting this Code, USGI acknowledges its responsibility to monitor activities of the firm and those of its Covered Persons to ensure that investment decisions on behalf of the U.S. Global Funds and/or Other USGI-Managed Accounts relating to any Limited Offering transaction with respect to which a Covered Person has obtained pre-acquisition approval will be subject to independent review by senior USGI Investment Personnel having no personal interest in the issuer or any of its securities.
3.4.	“Black-Out” Trading Restrictions
Two-Day Restriction: A Covered Person (except for the Covered Independent Directors) may not effect a Personal Securities Transaction in a Covered Security if (i) a U.S. Global Fund or Other USGI-Managed Account purchased or sold the same Covered Security or Equivalent Covered Security one trading day earlier or (ii) the Covered Person has actual knowledge regarding whether the same Covered Security or Equivalent Covered Security is being considered for purchase or sale on the current or next trading day by a U.S. Global Fund or Other USGI-Managed Account.

14-Day Restriction: Investment Personnel may not dispose of a Covered Security within seven calendar days before, or seven calendar days after, the trade date of a purchase or sale of the same Covered Security or any Equivalent Covered Security by or on behalf of any U.S. Global Fund or any Other USGI-Managed Account.

In the event that a Personal Securities Transaction is effected in contravention of either of the two foregoing restrictions, the Covered Person involved shall, as soon as practicable after becoming aware of the violative nature of his or her Personal Securities Transaction (irrespective of any pre-execution clearance which may have been previously granted for the transaction), promptly (i) advise the Chief Compliance Officer of the violation and (ii) comply with whatever directions, by way of disgorgement, which the Chief Compliance Officer may issue in order for the violation to be fully and adequately rectified.

3.5.	Short-Term Matched Profit Restriction on Covered Securities Transactions
Covered Persons, subject to the exceptions noted immediately below, shall not engage in any Short-Term Matched Profit Transaction within the meaning of this Code. This prohibition is intended to apply to all instances of short-term (i.e., 60 calendar days or less) purchase and sale or sale and purchase transactions or security “short-selling.”

The Chief Compliance Officer may, and is hereby granted authority to determine, in his or her discretion, to except a given personal securities transaction from the prohibition established by the foregoing sub-paragraph in cases where:
(a)	the transaction, and any earlier Personal Securities Transaction with which it may be matched over the most recent 60 calendar days, do not appear to evidence actual abuse of a conflict of interest with any U.S. Global Fund or Other USGI-Managed Account (as, for example, where the Covered Security or Securities involved have not recently been held, traded, or actively considered for investment or trading by such accounts); and

(b)	the Covered Person can demonstrate that a bona fide and sufficient personal or family economic hardship exists warranting the granting of such an exception.
Exceptions will be granted only upon meritorious circumstances and, if granted, will be promptly reported, in writing, to the Review Committee.

3.6.	Prohibition on Trading on Material, Nonpublic Information
All Covered Persons must comply with USGI’s Protection of Material, Nonpublic Information Policy, which, among other things, prohibits trading in any Covered Security at any time that a Covered Person is in possession of material, nonpublic information about the issuer of such security.

3.7.	Limitations on Trading In USGI Stock
3.7.1.	Limitations on Purchases of USGI Stock

Covered Persons and Partially Covered Independent Directors with access to financial data regarding USGI may only trade in USGI Stock, subject to pre-clearance as provided below in Section 4, during the period from the third trading day after USGI publicly announces its quarterly earnings until 15 calendar days before the end of a quarter (unless USGI management has implemented a trading blackout in USGI Stock due to a material corporate event or other such circumstances). The Chief Compliance Officer may allow written exceptions to this prohibition for good cause.

3.7.2.	Prohibitions on Purchases of USGI Stock

Covered Persons and Partially Covered Independent Directors may not engage in transactions in USGI Stock that are speculative in nature. These transactions include, but are not limited to: (i) the writing of a call option or the purchase of a put option if the amount of securities underlying the option exceed the amount of securities you otherwise own; (ii) short sales (i.e., selling borrowed securities); and (iii) transacting in the securities of any entity with which USGI is discussing business matters.
4.	PRE-CLEARANCE OF TRANSACTIONS
4.1	Pre-Clearance Process

Covered Persons (except the Covered Independent Directors for transactions that do not involve USGI Stock or are not Initial Public Offerings or Limited Offerings) are required, prior to the execution of any Personal Securities Transaction in USGI Stock or a Covered Security, including any voluntary contribution or adjustment to an Automatic Investment Plan, Dividend Reinvestment Plan, Employee Stock Option Plan, or Employee Stock Purchase Plan, or other similar stock plan in which they will have any direct or indirect Beneficial Ownership, to seek and obtain the express approval of the Chief Compliance Officer by completing a Request to Pre-Clear Form (attached as Appendix B) and submitting it to the Chief Compliance Officer.

If approval of a transaction is granted, the approval is good until the end of the trading day (generally 3 p.m. CT). If the authorized transaction is not executed within this time period, you must complete a new Request to Pre-Clear Form if you still wish to execute the transaction.

4.2.	Effect of Pre-Execution Clearance of Personal Covered Securities Transactions

Approval of a request for pre-execution clearance shall not operate as a waiver, satisfaction or presumption of satisfaction of any other provision of this Code, but only as evidence of good faith on your part, which may be considered by the Review Committee should a violation of any other provision of this Code be determined to have occurred.
5.	REPORTING REQUIREMENTS
5.1.	Acknowledgement Form

All Covered Persons must complete and return to the Chief Compliance Officer an executed Acknowledgement Certification to the Code no later than 10 calendar days after becoming a Covered Person. Each Covered Person must also certify annually to compliance with the Code by completing and returning an Acknowledgement Certification to the Chief Compliance Officer no later than February 1.

5.2.	Initial Holdings Reports

Covered Persons, no later than 10 days after a person is designated as such, must provide and certify the following personal holdings information (which must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person):
(a)	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of USGI Stock, each Covered Security, and each Reportable U.S. Global Fund in which the Covered Person had any direct or indirect Beneficial Ownership when the person became a Covered Person;

(b)	the name of any broker, dealer, bank, or transfer agent with whom the Covered Person maintains an account in which any securities (including Excepted Securities) are held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person; and

(c)	the date that the report is submitted by the Covered Person.
5.3.	Account Confirmations and Statements

Covered Persons are required to ensure that the office of the Chief Compliance Officer is furnished duplicate copies of the following account documents:
(a)	confirmations issued by brokers, dealers, banks, or transfer agents upon the execution of all Personal Securities Transactions in USGI Stock, any Covered Security, or any Reportable U.S. Global Fund in which the Covered Person had, at the time of the transaction, or by reason of the transaction acquired, any direct or indirect Beneficial Ownership interest in the USGI Stock, Covered Security, or Reportable U.S. Global Fund which was the subject of the transaction; and

(b)	any regular periodic or other statements reflecting Personal Securities Transaction activity in USGI Stock, any Covered Security, or any Reportable U.S. Global Fund within any account with a broker, dealer, bank, or transfer agent in which the Covered Person has any direct or indirect Beneficial Ownership interest.
Such copies shall be provided to the Chief Compliance Officer at the time that the Covered Person receives his or her copies from the broker, dealer, bank, or transfer agent.

5.4.	Quarterly Transaction Reports
Covered Persons shall submit on a calendar quarterly basis, a Quarterly Securities Transaction Report (attached as Appendix C) of all personal securities transactions. The quarterly report must also include any voluntary contribution or adjustment to Automatic Investment Plans, Dividend Reinvestment Plans, Employee Stock Option Plans, Employee Stock Purchase Plans, or similar stock compensation plans. Such quarterly report shall be submitted to the Chief Compliance Officer no later than 30 calendar days after the end of each calendar quarter.

The quarterly report should not include any transactions in U.S. Global money market funds or Excepted Securities, or any Excepted Transactions (as defined in Appendix A). The certification of the quarterly report is required regardless of whether or not the Covered Person had any securities transactions activity during the quarter.

Each quarterly report may contain a statement that the report shall not be construed as an admission by the Covered Person that he or she has any direct or indirect Beneficial Ownership in any security to which the report relates.

Officers, directors, and employees of USGI are not required to report transactions effected for USGI’s own accounts. USGI’s Chief Financial Officer shall cause USGI to provide the Chief Compliance Officer with duplicate confirmations as provided above in Section 5.3.

The Quarterly Securities Transaction Report must contain the following information relating to the most recent calendar quarter:
(a)	The date of the transaction, the title of and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, interest rate and maturity date, and the principal amount of each security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price at which the transaction was effected;

(d)	The name of the broker, dealer, bank, or transfer agent with or through whom the transaction was effected; and

(e)	The date the Covered Person submits the report.
With respect to any new account established by a Covered Person in which any Covered Securities, USGI Stock, or Reportable U.S. Global Funds were held during the quarter for the direct or indirect benefit of the Covered Person:
(a)	the name of the broker, dealer, bank, or transfer agent with whom the Covered Person established the account;

(b)	the date the account was established; and

(c)	the date that the report was submitted by the Covered Person.
5.5.	Annual Holdings Reports
Covered Persons must provide and certify annually the following personal holdings information (which information must be current as of a date no more than 45 days before the report is submitted):
(a)	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security, USGI Stock, and Reportable U.S. Global Fund in which the Covered Person had any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with whom the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person; and

(c)	the date that the report is submitted by the Covered Person.
5.6.	Other Reporting and Disclosure Requirements

Covered Persons are required, upon first becoming a Covered Person to review the Code, complete a quiz about the Code, and furnish a disclosure and identification of all securities accounts with brokers, dealers, banks, and transfer agents in which the Covered Person currently has any direct or indirect Beneficial Ownership interest.

5.7.	Newly Opened Securities Accounts
Covered Persons must notify the Chief Compliance Officer of any new securities accounts within 15 days of the account being opened. In addition, all Covered Persons must notify the Chief Compliance Officer of any new Reportable U.S. Global Fund accounts within 15 days of the account being opened.

5.8.	Exemption to Reporting Requirements
A person need not make an initial, quarterly or annual report under this section with respect to transactions effected for, and Covered Securities or Reportable U.S. Global Funds held in, any account over which the person had no direct influence or control.

Furthermore, quarterly transaction reports need not be filed for any transaction effected in a Non-Discretionary Account if the Chief Compliance Officer, after a thorough review, is satisfied that the Covered Person truly has no discretion over the account. In making requests for quarterly transaction report exemptions, Covered Persons will be required to furnish whatever information is called for by the Chief Compliance Officer.

5.9.	Additional Reporting Requirements Concerning USGI Stock
5.9.1.	Insider Reporting Liability. Any Covered Person or Partially Covered Independent Director who is the beneficial owner of more than 10 percent of any class of USGI Stock registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) and each Executive Officer and Director of USGI (“Insiders”) are subject to the provisions of Section 16(b) of the Exchange Act.

5.9.2.	SEC Reporting. Insiders must file certain reports with the SEC and the New York Stock Exchange concerning their holdings, and any changes thereto, of USGI Stock or options to purchase USGI Stock. If Insiders fail to file a report, USGI must disclose the failure in the proxy statement it annually distributes to shareholders, the Insider and USGI could suffer penalties as a result. Please note that under these regulations, the reporting obligation is ultimately the Insider’s responsibility, not USGI’s.
•	Form 3. The initial ownership report by an Insider is required to be filed on Form 3. This report must be filed within 10 days after a person becomes an Insider (i.e., is elected as a director or appointed as an executive officer) to report all current holdings of USGI Stock.

•	Form 4. Any change in the Insider’s ownership of USGI Stock must be reported on Form 4 unless the Insider is eligible for deferred reporting on year-end Form 5. The Form 4 must be filed electronically before the end of the second business day following the day on which a transaction resulting in a change in Beneficial Ownership has been executed.

•	Form 5. Any transaction or holding that is exempt from reporting on Form 4, such as small purchases of stock or gifts may be reported electronically on a deferred basis on Form 5 within 45 calendar days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.
5.9.3.	Liability for Short-Swing Profits. Under the U.S. securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including USGI) as a result of a purchase and sale (or sale and purchase) of USGI Stock within a period of less than six months must be returned to USGI or its designated payee upon request. Profit is measured by matching the highest sale price with the lowest purchase price within six months. The grant and exercise of options, although reportable under Section 16(b), are exempt from short-swing profit liability. You are subject to potential short swing profit liability for so long as you are subject to Section 16(a) reporting requirements, which could continue for a period of time after you cease to be a director or officer.
6.	RESTRICTIONS ON OTHER ACTIVITIES
6.1.	Policy on Gifts, Gratuities, Favors, and Other Benefits

Gifts, gratuities, favors, or other benefits (“Gifts”) may be given or accepted only if they are in accordance with generally accepted business practices and do not raise any question of impropriety. A question of impropriety may be raised if a Gift influences or gives the appearance of influencing the recipient.

On occasion, you may be offered Gifts from clients, brokers, vendors, or other persons not affiliated with USGI or USGB who may be in a position to do business with USGI or USGB. You may not accept extraordinary or extravagant gifts. You may accept gifts of a nominal value (i.e., no more than $100 annually from one person), customary business meals and entertainment if both you and the giver are present (e.g., sporting events), and promotional items (e.g., pens or mugs). If you are licensed and registered with the Financial Industry Regulatory Authority (“FINRA”), you also are subject to those provisions of the NASD Conduct Rules relating to the receipt of Gifts.

You may not solicit Gifts.

You may not give a Gift that has a fair market value greater than $100 per year to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or clients of USGI or USGB. You may provide reasonable entertainment to these persons if both you and the recipient are present. Please do not give or receive gifts or entertainment that would be embarrassing to you, USGI, or USGB if made public.

6.2.	Policy on Service as a Director of a Public Company
6.2.1.	Prohibition against Serving as a Director of a Public Company

No Covered Person except the Covered Independent Directors and the Chief Executive Officer (“CEO”) shall serve on the board of directors of a publicly traded company (“Public Company”) (other than USGI, its subsidiaries and affiliates, including investment companies).

6.2.2.	Pre-Approval for CEO to Serve as Director

If the CEO intends to serve as a director of a Public Company (or if he serves as a director for a private company that proposes to become public), he shall first notify the boards of directors of USGI and the board of trustees of each investment company registered under the 1940 Act for which USGI serves as investment adviser. Each Board shall be given an opportunity to ask questions and discuss the CEO’s proposed service as a director.

6.2.3.	Trading Restrictions While Serving as Director

When the CEO serves on the board of directors of a Public Company, he (trading for his own account) and USGI (trading for its own accounts or on behalf of the U.S. Global Funds or Other USGI-Managed Accounts) are prohibited from trading in the securities of the Public Company (except during the “Trading Window”) for as long as the CEO serves as a director and continuing until the Public Company issues a Form 10-K, 10-Q, or otherwise makes a public announcement which discloses any material nonpublic information which the CEO may possess. The Trading Window begins on the third trading day after the Public Company issues a Form 10-K, 10-Q, or otherwise makes a public announcement that discloses any material nonpublic information the CEO may possess and continues for a period of 30 days after publication. If the Public Company has an insider trading policy that is in whole or in part more restrictive than this Code, the more restrictive provision shall apply to the CEO or USGI.

6.2.4.	Pre-Clearance Requirement

The CEO (trading for his own account) and USGI (trading for its own accounts or on behalf of the U.S. Global Funds or Other USGI-Managed Accounts) may trade in the securities of the Public Company during the “Trading Window” after the CEO pre-clears the transactions with the Chief Compliance Officer.
7.	ADMINISTRATION OF THE CODE OF ETHICS
7.1.	Review by Chief Compliance Officer

The Chief Compliance Officer shall regularly review or supervise the review of the Personal Securities Transactions that are subject to this Code. The Compliance Department will provide a quarterly report of his or her review to the Review Committee.

7.2.	Review Committee

If the Chief Compliance Officer determines that a violation may have occurred, he or she shall promptly submit the pertinent information about the transaction to the Review Committee, which shall evaluate whether a violation of this Code has occurred and whether the violation was material, taking into account all facts and circumstances. Before determining that a violation has occurred, the Review Committee shall give the person involved an opportunity to supply additional information about the transaction in question.

7.3.	Imposition of Sanctions

If the Review Committee determines that a violation of this Code has occurred, the CEO shall provide a written report of the Review Committee’s determination and sanctions to USGI’s Board of Directors for such further action and sanctions as the Board deems appropriate. In the event the violation involves the CEO, the USGI Director serving on the Review Committee shall issue the report. The Review Committee may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension, termination of employment or personal trading privileges. All material violations and any sanctions imposed with respect thereto shall be reported to the Board of Directors of USGI and the Board of Directors/Trustees of any client which has been directly affected by the violation.

7.4.	Sanction Guidelines

Outlined below are the guidelines for the sanctions that may be imposed on Covered Persons who fail to comply with the Code:
•	First violation — A written or verbal reprimand may be given to the person and a copy or record will be put in the person’s personnel file. The written or verbal reprimand will reinforce the person’s responsibilities under the Code, educate the person on the severity of personal trading violations, and inform the person of the possible penalties for future violations.

•	Second violation — The Review Committee will impose such sanctions as it deems appropriate, including without limitation, a letter of censure, fines, withholding of bonus payments, or suspension of personal trading privileges for up to 60 days.

•	Third violation — The Review Committee will impose such sanctions as it deems appropriate, including without limitation, a letter of censure, fines, withholding of bonus payments, or suspension or termination of personal trading privileges or employment.

•	In addition to the above disciplinary sanctions, such persons may be required to disgorge any profits realized in connection with such violation. All disgorgement proceeds collected will be donated to a charitable organization selected by the Review Committee. The Review Committee may determine to impose any sanctions, including termination, immediately and without notice if it determines that the severity of any violation or violations warrants such action. All sanctions imposed will be documented in such person’s personal trading file maintained by USGI.
7.5.	Exemptions from the Code

The Review Committee may exempt any transaction or class of transactions from this Code if it finds that the exemption is consistent with the intent and purposes of the Advisers Act and the 1940 Act. The exemption shall be in writing and signed by each member of the Review Committee. No member of the Review Committee shall participate in any discussion or decision involving a potential exemption from this Code for a transaction in which the member has any direct or indirect beneficial interest.

7.6.	Records

The Chief Compliance Officer shall ensure that the following records are maintained: (i) a copy of this Code and any amendment thereto that is or at any time within the past five years has been in effect; (ii) a record of any violation of this Code, or any amendment thereof, and any action taken as a result of such violation; (iii) files for personal securities transaction confirmations and account statements, all reports and pre-clearance requests submitted by Covered Persons pursuant to the Code and any action taken thereon; (iv) a list of all persons who are, or have been, required to submit reports pursuant to the Code; (v) a copy of each report created under this Code; and (vi) records relating to violations under the Code and any sanctions imposed. Such records shall be maintained in accordance with and for the time periods required under the 1940 Act and the Advisers Act.

7.7.	Amendments

The directors of USGI may from time to time amend this Code and adopt interpretations of this Code as they deem appropriate. The Board of Directors/Trustees of any Client that previously has received a copy of this Code immediately shall be provided with a copy of the Code as amended.

7.8.	Questions

Every Covered Person must read and retain this Code and should consult the Chief Compliance Officer about any question arising under this Code.

APPENDIX A
DEFINITIONS
As used within this Code, the following terms have the following meanings:
     Defined Persons
Covered Person means: (i) any officer, director (other than Partially Covered Independent Directors), or employee of USGI or USGB; (ii) USGI itself when trading for any of its own accounts; and (iii) any other person designated by the Chief Compliance Officer.
Investment Personnel means (i) any Portfolio Manager or any USGI officer, director, employee, or consultant who, in connection with his or her regular functions or duties, makes or participates in making recommendations on behalf of USGI regarding the purchase or sale of specific securities by the U.S. Global Funds or Other USGI-Managed Accounts and (ii) all other employees or consultants that are part of USGI’s Investments department, including investment analysts, traders, and the administrative assistants of those persons identified in subsection (i).
Covered Independent Director means any director of USGI who is not Investment Personnel or an employee of USGI, or an affiliate thereof, but who cannot make the certifications set forth in Appendix B.
Partially Covered Independent Director means any director of USGI who is not Investment Personnel or an employee of USGI, or an affiliate thereof, and who can make the certifications set forth in Appendix B.
Independent Subadviser means any subadviser with which USGI has contracted to manage the investment portfolios of one or more clients and which the Review Committee has designated as independent. Independence is a question of fact. Factors include, but are not limited to, performance of securities research, analysis, selection, and trading conducted independently and separately from USGI. The fact that USGI or any of its affiliates provide advisory and/or administrative services for a U.S. Global Fund or Other USGI-Managed Account advised by a subadviser will not by itself prevent the subadviser from being independent.
Portfolio Manager means any Covered Person who, with respect to any U.S. Global Fund or Other USGI-Managed Account, has or shares with any other person the primary responsibility for the day-to-day management of the investment portfolio of such U.S. Global Fund or Other USGI-Managed Account.
     Defined Securities and Accounts
Covered Security encompasses each of the following (but not an Excepted Security, a Reportable U.S. Global Fund, or USGI Stock each of which is separately defined below):
•	any note, stock, treasury stock, shares of a closed-end fund, shares of an exchange-traded fund, interests in a 529 plan, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights;

•	any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);

•	any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or
•	in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
Equivalent Covered Security means, with respect to another security (the “reference security”), any security of the same class as the reference security, as well as any option (including puts as well as calls), warrant, convertible security, subscription or stock appreciation right, or other right or privilege on, for or with respect to the reference security.
Excepted Security means any security issued by the Government of the United States, bankers’ acceptance, bank certificate of deposit, commercial paper, share of any open-end money market fund, or share of any other registered open-end investment company (other than a Reportable U.S. Global Fund or an exchange-traded fund). In accordance with interpretations of the SEC:
(i)	“security issued by the Government of the United States” shall NOT be deemed to include any indirect obligations of the Government of the United States (so-called “agency” obligations) with a remaining maturity in excess of 397 calendar days (e.g., FNMA and FHLMC), but shall be deemed to include any obligations directly issued or guaranteed by the Government of the United States, irrespective of the obligation’s initial or remaining maturity (e.g., U.S. Treasury and GNMA); and

(ii)	certain so-called “money-market instruments,” including conventional repurchase agreements, U.S. Government agency obligations and obligations issued or guaranteed by foreign governments maturing within 397 calendar days from date of purchase, are also deemed to be excepted securities.
Non-Discretionary Account means any account over which a Covered Person has given full investment discretion to a third party, retaining no ability to influence specific trades.
Other USGI-Managed Account means any person (besides the U.S. Global Funds) who has a current advisory agreement with USGI. Other USGI-Managed Account shall include any partnership or limited liability company of which USGI, or an affiliate thereof, is a general partner or managing member.
Reportable U.S. Global Funds means any U.S. Global Fund, other than U.S. Global money market funds.
USGI Stock means securities issued by USGI.
U.S. Global Funds means each and all of the following registered investment companies currently advised by USGI, together with any series or portfolio thereof:
•	U.S. Global Accolade Funds
•	U.S. Global Investors Funds
     Defined Transactions
Excessive Trading is defined as either (i) transactions in a Reportable U.S. Global Fund (other than the U.S. Government Securities Savings Fund or the U.S. Treasury Securities Cash Fund) that violate any short-term trading restriction described in each Reportable U.S. Global Fund’s prospectus or (ii) a transaction in a Reportable U.S. Global Fund (other than the U.S. Government Securities Savings Fund or the U.S. Treasury Securities Cash Fund) which, when matched (on either a purchase-and-sale, or sale-and-purchase, basis) with any other such transaction (other than a transaction made pursuant to an automatic dividend reinvestment or automatic investment plan) by or on behalf of the same person in the same Reportable U.S. Global Fund (other than the U.S. Government Securities Savings Fund or the U.S. Treasury Securities Cash Fund) occurring within thirty (30) calendar days before or after the subject transaction, regardless of whether such transactions occur across multiple accounts in the same Reportable U.S. Global Fund.
Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, or a similar initial offering of securities under the laws of a foreign country.
Limited Offering means an offering that is exempt from registration under state securities laws and under the Securities Act of 1933, such as transactions by an issuer not involving a public offering or sales of securities to accredited investors, or sales of securities to a limited number of investors or in limited dollar amounts, or a similar offering of securities under the laws of a foreign country.
Personal Securities Transaction means the execution, either directly or indirectly, of any “purchase or sale of a security.”
Purchase Or Sale Of A Covered Security shall include any bargain, contract or other arrangement including the writing of an option to purchase or sell a Covered Security, by which a person (other than a U.S. Global Fund or Other USGI-Managed Account) purchases, buys or otherwise acquires, or sells or otherwise disposes of, a security in which he or she currently has or thereby acquires any direct or indirect Beneficial Ownership interest.
Excepted Transaction means any transaction excepted from the definition of Purchase Or Sale Of A Covered Security by this Code and includes any purchase or sale of a security:
(a)	involving a security or securities account over which a person has no direct or indirect influence or control;
(b)	which is non-volitional on the part of the person by or for whom the transaction is effected;
(c)	which is effected pursuant to an automatic dividend reinvestment plan; or
(d)	involving either:
a.	the purchase of a security effected upon the exercise of one or more rights issued by an issuer pro rata to all holders of a class of its securities, if and only to the extent to which such rights were acquired directly from such issuer; or

b.	the sale of any such rights so acquired.
Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act, as amended, in determining whether a person is subject to the provisions of Section 16 except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which a Covered Person has or acquires. For example, in addition to a person’s own accounts, the term Beneficial Ownership encompasses securities held in the name of a spouse or equivalent domestic partnership, minor children, a relative sharing your home, or certain trusts under which you or a related party is a beneficiary, or held under other arrangements indicating a share of financial interests.
Specific examples of the types of accounts over which a Covered Person generally is deemed to have Beneficial Ownership include the following:
(a)	The person’s spouse, minor children, or any other relatives sharing the person’s household;
(b)	A trust in which the person has a beneficial interest, unless such person has no direct or indirect control over the trust;
(c)	A trust as to which the person is a trustee;
(d)	A revocable trust as to which the person is a settlor;
(e)	A corporation of which the person is an officer, director or 10% or greater stockholder; or
(f)	A partnership of which the person is a partner (including most investment clubs) unless the person has no direct or indirect control over the partnership.
Short-Term Matched Profit Transaction means the combination of any “personal securities transaction” (the subject transaction) in a Covered Security which, when matched (on either a purchase-and-sale, or sale-and-purchase, basis) with any other such transaction by or on behalf of the same person in the same (or any “equivalent”) Covered Security or Equivalent Covered Security occurring within sixty (60) calendar days before or after the subject transaction, results in actual trading profit for the person.
      Other Definitions
Chief Compliance Officer means the officer of USGI designated by vote of USGI’s Board of Directors to receive reports and take certain actions as provided in this Code.
Federal Securities Laws means the Securities Act of 1933, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
Review Committee means the USGI committee which consists of USGI’s Chief Executive Officer/Chief Investment Officer, President/General Counsel, and Chief Compliance Officer. Should the committee meet to discuss a transaction involving a USGI proprietary account or a transaction involving any of the committee members, a USGI Director, as nominated by the Board of Directors, will take the place of that committee member.
SEC means the Securities and Exchange Commission.

APPENDIX B
Quarterly Certification
     In my capacity as Director of U.S. Global Investors, Inc. (“USGI”), I hereby certify that during the previous calendar quarter:
•	I did not have access to or knowledge of nonpublic information regarding any USGI client’s purchase or sale of securities or the portfolio holdings of mutual funds affiliated with USGI;

•	I neither was involved in making securities recommendations to USGI clients nor did I have access to any such nonpublic recommendations; and

•	I engaged in and reported any personal securities transactions in USGI stock in accordance with the applicable provisions of the USGI Code of Ethics.

Director

Date